                                                                   EXHIBIT 99.3
INDEPENDENT AUDITORS' REPORT

To the Partners of
  Nooney Income Fund Ltd. II, L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd. II, L.P. (a limited partnership) as of December 31, 1995 and 1994, and the related statements of operations, partners' equity (deficiency in assets) and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedules listed in the Index at
Item 14 (a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund, Ltd. II, L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


/S/ DELOITTE & TOUCHE LLP

February 9, 1996


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 1995 AND 1994
------------------------------------------------------------------------------------------------------------
                                                                                      1995          1994
                                                                                  ------------  ------------

ASSETS

CASH AND CASH EQUIVALENTS (Notes 2 and 3)                                          $ 1,092,159   $ 1,118,033
ACCOUNTS RECEIVABLE (Note 2)                                                           320,515       108,832

INVESTMENT PROPERTY (Notes 1, 2 and 9):
  Land                                                                               2,618,857     1,674,836
  Buildings and improvements                                                        13,341,502    10,260,354
                                                                                  ------------  ------------
                                                                                    15,960,359    11,935,190
  Less accumulated depreciation                                                      3,225,159     4,131,718
                                                                                  ------------  ------------
                                                                                    12,735,200     7,803,472
  Investment property held for sale (Notes 1 and 2)                                  2,431,537
                                                                                  ------------  ------------
           Total investment property                                                15,166,737     7,803,472

DEFERRED EXPENSES - At amortized cost (Note 2)                                         224,155        88,115
                                                                                  ------------  ------------
TOTAL                                                                              $16,803,566   $ 9,118,452
                                                                                  ============  ============

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses                                            $   251,779   $    42,775
  Accrued real estate taxes                                                            606,111       290,572
  Accrued sewer expenses (Note 7)                                                                     32,400
  Refundable tenant deposits                                                           112,034        63,619
  Mortgage note payable (Note 4)                                                     7,190,000
                                                                                  ------------  ------------
     Total liabilities                                                               8,159,924       429,366

PARTNERS' EQUITY                                                                     8,643,642     8,689,086
                                                                                  ------------  ------------
TOTAL                                                                              $16,803,566   $ 9,118,452
                                                                                  ============  ============
---------------

See notes to financial statements.



NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------
                                                                        1995          1994          1993
                                                                    ------------  ------------  ------------

REVENUES:
  Rental and other income (Notes 2, 5 and 8)                         $ 1,754,750   $ 1,729,872  $ 1,843,782
  Interest                                                                31,790        23,494       26,371
                                                                    ------------  ------------  ------------
          Total revenues                                               1,786,540     1,753,366    1,870,153

EXPENSES:
  Interest                                                                 1,134         1,238        1,238
  Depreciation and amortization (Note 2)                                 450,319       459,247      475,591
  Real estate taxes                                                      366,762       331,245      405,246
  Property management fees - related party (Note 2)                      107,060       105,854      104,619
  Repairs and maintenance                                                123,167       118,850      120,209
  Other operating expenses (includes $25,000 in 1995,
    1994 and 1993) (Note 2)                                              372,120       354,554      419,054
  Professional services                                                  156,461       128,332      100,010
  Writedown of investment property (Note 9)                                                       1,506,000
                                                                    ------------  ------------  ------------
          Total expenses                                               1,577,023     1,499,320    3,131,967
                                                                    ------------  ------------  ------------
NET INCOME (LOSS)                                                    $   209,517   $   254,046  $(1,261,814)
                                                                    ============  ============  ============

NET INCOME (LOSS) ALLOCATION:
  General partners                                                   $    13,989   $    20,380  $      (725)
  Limited partners                                                   $   195,528   $   233,666  $(1,261,089)

LIMITED PARTNERS' DATA (Note 2):
  Net income (loss) per unit                                         $     10.17   $     12.16  $    (65.61)
                                                                    ============  ============  ============
  Cash distributions - Investment income per unit                    $     10.17   $     12.16  $        --
                                                                    ============  ============  ============
  Cash distributions - Return of capital per unit                    $      2.33   $      6.59  $     12.50
                                                                    ============  ============  ============
  Weighted average limited partnership units outstanding                  19,221        19,221       19,221
                                                                    ============  ============  ============


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------

                                                                       Limited       General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  JANUARY 1, 1993                                                   $10,443,020   $  (108,799)  $10,334,221

  Net loss                                                           (1,261,089)         (725)   (1,261,814)

  Cash distributions                                                   (240,262)      (14,683)     (254,945)
                                                                    ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  DECEMBER 31, 1993                                                   8,941,669      (124,207)    8,817,462

  Net income                                                            233,666        20,380       254,046

  Cash distributions                                                   (360,410)      (22,012)     (382,422)
                                                                    ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  DECEMBER 31, 1994                                                   8,814,925      (125,839)    8,689,086

  Net income                                                            195,528        13,989       209,517

  Cash distributions                                                   (240,268)      (14,693)     (254,961)
                                                                    ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  DECEMBER 31, 1995                                                 $ 8,770,185   $  (126,543)  $ 8,643,642
                                                                    ============  ============  ============
---------------

See notes to financial statements.



NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------
                                                                        1995          1994          1993
                                                                    ------------  ------------  ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                $    209,517   $   254,046   $(1,261,814)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
      Writedown of investment property                                                     --     1,506,000
      Depreciation                                                      421,224       428,766       451,328
      Amortization of deferred expenses                                  29,095        30,481        24,263
      Net changes in accounts affecting operations:
        Accounts receivable                                            (211,683)        87,981      (59,956)
        Deferred expenses                                              (165,135)      (54,627)      (20,726)
        Accounts payable and accrued expenses                           209,004        (8,332)       16,100
        Accrued real estate taxes                                       315,539       (35,006)      (26,483)
        Accrued sewer expenses                                          (32,400)        1,238         1,237
        Refundable tenant deposits                                       48,415         1,695         5,341
                                                                    ------------  ------------  ------------
             Net cash provided by operating activities                  823,576       706,242       635,290
                                                                    ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to investment property                                     (154,049)     (251,995)     (603,421)
  Acquisition interests                                              (7,630,440)
                                                                    ------------  ------------  ------------
            Net cash used in investing activities                    (7,784,489)     (251,995)     (603,421)
                                                                    ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES -
  Cash distributions to partners                                       (254,961)     (382,422)     (254,945)
  Proceeds from mortgage note payable                                 7,190,000
                                                                    ------------  ------------  ------------
           Net cash provided by (used in) financing activities        6,935,039      (382,422)     (254,945)
                                                                    ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    (25,874)       71,825      (223,076)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          1,118,033     1,046,208     1,269,284
                                                                    ------------  ------------  ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                              $ 1,092,159   $ 1,118,033   $ 1,046,208
                                                                    ============  ============  ============
---------------

See notes to financial statements.


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
-------------------------------------------------------------------------------

1.  BUSINESS

    Nooney Income Fund Ltd. II, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 13, 1985 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties.

    The Partnership owned three properties jointly within Nooney Income Fund Ltd. III, L.P. (NIF III). NIF III was unable to service its debt, and its percentage interests in the jointly-held properties were transferred to a subsidiary of the mortgage lender in lieu of foreclosure. On December 29, 1995, the Partnership purchased the partial interests of Countryside Executive Center (50%), Wards Corner Business Center A & B (55%) and NorthCreek Office Park (55%) (the Acquisition Interests) from the subsidiary of the mortgage lender. The purchase price was $7,190,000 which was 100% financed by the mortgage lender. The Partnership received authority to complete the transaction through solicitation of the limited partners, with a majority of the limited partnership units positively consenting to the transaction. Effective January 1, 1996, the property known as Wards Corner was renamed Northeast Commerce Center.

    The Partnership's undivided interest in its properties prior to and after the acquisition is as follows:

                                                         Prior to      After
                                                       Acquisition  Acquisition
                                                       -----------  -----------

    Leawood Fountain Plaza                                  24 %          24 %
    Countryside Executive Center                            50 %         100 %
    Wards Corner Business Center A & B                      45 %         100 %
    NorthCreek Office Park                                  45 %         100 %
    Tower Industrial Building                              100 %         100 %

    The transaction was accounted for under the purchase method; therefore, the balance sheet as of December 31, 1995 includes the Partnership's interests in its properties after the acquisition.

    The statements of operations presented reflect the results of operations of the various properties from their respective dates of acquisition. The following table presents unaudited pro forma financial information assuming the acquisition occurred at the beginning of each of the years presented. These pro forma results have been prepared for comparative purposes only based upon assumptions that management deems appropriate and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of each of the years presented.

                                                             (Unaudited)
                                                     --------------------------
                                                         1995          1994
                                                     ------------  ------------

     Total revenues                                  $ 3,245,517   $ 3,210,161
                                                     ------------  ------------
     Interest                                            690,723       701,025
     Depreciation and amortization                       724,941       736,476
     Real estate taxes                                   681,157       618,351
     Other operating expenses                          1,269,077     1,205,903
                                                     ------------  ------------
           Total expenses                              3,365,898     3,261,755
                                                     ------------  ------------
     Net loss                                        $  (120,381)  $   (51,594)
                                                     ============  ============

     Net income (loss) allocation:
       General partners                              $    10,690   $    17,324
       Limited partners                              $  (131,071)  $   (68,918)

     Limited partners data:
       Net income (loss) per unit                    $     (6.82)  $     (3.59)
                                                     ============  ============

       Weighted average limited partnership units
         outstanding                                      19,221        19,221
                                                     ============  ============

    The Partnership's portfolio is comprised of a 24% undivided interest in an office complex in Leawood, Kansas; an office warehouse in Mundelein, Illinois; a single story office building in Palatine, Illinois; an office/warehouse/showroom facility in Loveland, Ohio; and an office complex in Cincinnati, Ohio. The proportionate share of these properties owned by the Partnership generated 15.64%, 10.59%, 30.12%, 10.70% and 32.95% of rental and other income, respectively, for the year ended December 31, 1995.

    It is management's intent to sell Countryside Executive Center (Countryside) as soon as practicable because of local market conditions, tax burdens and other factors related specifically to this property.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of Nooney Income Fund Ltd. II, L.P. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities.

    No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

    The corporate general partner is a partially-owned subsidiary of Nooney Company. One of the individual general partners is an officer, director and shareholder of Nooney Company. Another individual general partner's spouse is a shareholder of Nooney Company. Nooney Company is also an economic assignee of two former individual general partners. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, manages the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $107,060 and $105,854 and $104,619 for the years ended December 31, 1995, 1994 and 1993, respectively. In 1995, the Partnership paid an acquisition/financing fee to Nooney Krombach Company of $75,000 relating to the purchase of the Acquisition Interests, which was capitalized into the purchase price. Additionally, the Partnership pays Nooney Krombach Company $25,000 annually as reimbursement for administrative services including accounting, issuing and transferring of units, data processing and investor communications.

    Investment property is recorded at the lower-of-cost or net realizable value. Investment property that is currently held for sale is recorded at the lower of its net book value or net realizable value.

    Buildings and improvements are depreciated over their estimated useful lives using the straight-line method.

    Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1995, accounts receivable include approximately $59,000 ($91,000 in 1994) of accrued rent which is not yet due under the terms of various lease agreements.

    Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

    Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to the limited partners;
    (2) 9% to the individual general partners as their annual Partnership Management Fee; and (3) 1% to the individual general partners.
    In the event it is determined after the close of a fiscal year that the limited partners have not received their 7-1/2% non-cumulative preference as defined in the Partnership Agreement, then the individual general partners return to the partnership a portion of their distributions received as their 9% annual Partnership Management Fee until the limited partners have received their 7-1/2% non-cumulative preference. The individual general partners are not required to return any amount in excess of one-half of the 9% Partnership Management Fee received. If Net Operating Cash Income for any fiscal year is not sufficient to pay the limited partners any portion of their 7-1/2% non-cumulative preference, the unpaid amount does not accrue to future fiscal years. The annual Partnership Management Fee is a cumulative preference. The preferential return can be distributed only through cash distributed as a result of a Major Capital Event (as defined) or cash distributed upon dissolution of the partnership. Such preferred distribution is only allowed after the general and limited partners receive amounts equal to their adjusted capital accounts and the limited partners receive an 11% cumulative return. Through December 31, 1995, Partnership Management Fees totaling $237,429 have not been paid under the limitations stated above. Based upon the priorities of cash to be distributed, management believes that the likelihood of payment of the $237,429 is remote and therefore was not accrued on the balance sheet.

    For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount equal to the annual partnership management fee distributed to the individual general partners during the period; then, the remainder is allocated 1% to the individual general partners and 99% pro rata to the limited partners based upon the relationship of original capital contributions of the limited partners.

    Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.
    The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

    Deferred expenses consist of lease fees which are amortized over the terms of their respective leases.

    Certain reclassifications have been made to the 1994 and 1993 financial statements to conform with the 1995 presentation.

3.  CASH EQUIVALENTS

    Cash equivalents consist of bank repurchase agreements of $370,000 at December 31, 1995 ($675,000 at December 31, 1994).

4.  MORTGAGE NOTE PAYABLE

    Mortgage note payable as of December 31, 1995, consists of the following:

         Note payable to bank, interest only due monthly at bank's
           prime rate (8.5% at December 31, 1995) plus .75% to
           December 1996 when monthly payments increase to include
           the following principal payments:
             1997 - $7,789; 1998 - $8,388; 1999 and 2000 - $9,587;
             2001 and 2002 - $11,000.  Remaining principal balance
             is due in December 2002                                 $7,190,000
                                                                     ==========

    The mortgage note is collateralized by deeds of trust and assignment of rents on investment property with a net book value of $13,400,000 at December 31, 1995. Principal payments required during the next five years are as follows:

         1996                                                          $     --
         1997                                                            93,000
         1998                                                           101,000
         1999                                                           115,000
         2000                                                           115,000

    In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Instruments," the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The carrying amount and estimated fair market value of the Partnership's debt at December 31, 1995 are equal since the debt terms specify a fixed principal payment.

                                                         Carrying    Estimated
                                                          Amount     Fair Value
                                                         ----------  ----------

    Mortgage note payable                                $7,190,000  $7,190,000

    Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision. The potential loss on extinguishment at December 31, 1995 does not take into consideration expenses that would be incurred to settle the debt obligations at fair value.

5.  RENTAL REVENUES UNDER OPERATING LEASES

    Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1995 are as follows:

         1996                                                      $  2,597,000
         1997                                                         1,506,000
         1998                                                           983,000
         1999                                                           602,000
         2000                                                           369,000
         Remainder                                                      925,000
                                                                   ------------
                   Total                                           $  6,982,000
                                                                   ============

6.  FEDERAL INCOME TAX STATUS

    The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd. II, L.P. is considered a partnership for income tax purposes.

    Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the writedown of investment property are not recognized for tax purposes until the property is disposed.

    The comparison of financial statement and income tax reporting is as follows:

                                                      Financial       Income
                                                      Statement         Tax
                                                     ------------  ------------
          1995:
            Net income                               $   209,517   $    53,069
            Partners' equity                           8,643,642    14,496,254

          1994:
            Net income                               $   254,046   $   114,775
            Partners' equity                           8,689,086    14,698,146

          1993:
            Net loss                                 $(1,261,814)  $  (241,634)
            Partners' equity                           8,817,462    14,965,793

7.   ACCRUED SEWER EXPENSES

     The Partnership's estimated obligation for construction of a sewer system at one of its properties was accrued when the Partnership acquired the property. Payments on the obligation were made in 1995.

8.   MAJOR TENANT

     A substantial amount of the Partnership's revenue in 1995 was derived from two major tenants whose rentals amounted to approximately $201,000 and $191,000 or 11.3% and 10.7%, respectively, of total revenues. A substantial amount of the Partnership's revenue in 1994 was derived from two major tenants whose rentals amounted to $194,000 for each tenant or 11% of total revenues for each tenant. No individual tenant accounted for more than 10% of revenue in 1993.

9.   WRITEDOWN OF INVESTMENT PROPERTY

     In 1993, the general partners reduced the carrying value of Countryside Executive Center by $1,206,000, NorthCreek Office Park by $97,000 and Wards Corner Business Center by $203,000 to amounts equal to the appraised values. These adjustments were made in the fourth quarter as a result of lease renegotiations that took place and market information that became available at that time. No such writedowns were necessary in 1994 and 1995.

                                   * * * * * *


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------

The reconciliation of partners' equity (deficit) between financial statement and income tax reporting is as follows:

                                                                                December 31, 1995
                                                                    ----------------------------------------
                                                                       Limited       General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance (deficit) per statement of partners' equity                 $ 8,770,185   $  (126,543)  $ 8,643,642

Add:
  Selling commissions and other offering costs not deductible for
    income tax purposes                                               2,411,625                   2,411,625
  Prepaid rents included in income for income tax purposes               (1,411)          (14)       (1,425)
  Master lease income included in income for income tax purposes        118,404         1,196       119,600
  Writedown of investment property not recognized for income tax
    purposes                                                          5,202,450        52,550     5,255,000
                                                                    ------------  ------------  ------------
          Total                                                      16,501,253       (72,811)   16,428,442

Less:
  Excess depreciation and amortization deducted for income tax
    purposes                                                          1,836,918        36,549     1,873,467
  Rent concessions not recognized for income tax purposes                58,134           587        58,721
                                                                    ------------  ------------  ------------
Balance (deficit) per tax return                                    $14,606,201   $  (109,947)  $14,496,254
                                                                    ============  ============  ============
                                                                                December 31, 1994
                                                                    ----------------------------------------
                                                                       Limited       General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance (deficit) per statement of partners' equity                 $ 8,814,925   $  (125,839)  $ 8,689,086

Add:
  Selling commissions and other offering costs not deductible for
    income tax purposes                                               2,411,625                   2,411,625
  Prepaid rents included in income for income tax purposes               10,620           107        10,727
  Master lease income included in income for income tax purposes        118,404         1,196       119,600
  Writedown of investment property not recognized for income tax
    purposes                                                          5,202,450        52,550     5,255,000
                                                                    ------------  ------------  ------------
          Total                                                      16,558,024       (71,986)   16,486,038


Less:
  Excess depreciation and amortization deducted for income tax
    purposes                                                          1,662,220        34,784     1,697,004
  Rent concessions not recognized for income tax purposes                89,979           909        90,888
                                                                    ------------  ------------  ------------
Balance (deficit) per tax return                                    $14,805,825   $  (107,679)  $14,698,146
                                                                    ============  ============  ============
                                                                               December 31, 1993
                                                                    ----------------------------------------
                                                                       Limited       General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance (deficit) per statement of partners' equity                 $ 8,941,669   $  (124,207)  $ 8,817,462

Add:
  Selling commissions and other offering costs not deductible
    for income tax purposes                                           2,411,625                   2,411,625
  Prepaid rents included in income for income tax purposes               23,259           235        23,494
  Master lease income included in income for income tax purposes        118,404         1,196       119,600
  Writedown of investment property not recognized for income tax
    purposes                                                          5,202,450        52,550     5,255,000
                                                                    ------------  ------------  ------------
          Total                                                      16,697,407       (70,226)   16,627,181

Less:
  Excess depreciation and amortization deducted for income tax
    purposes                                                          1,492,267        33,068     1,525,335
  Rent concessions not recognized for income tax purposes               134,692         1,361       136,053
                                                                    ------------  ------------  ------------
Balance (deficit) per tax return                                    $15,070,448   $  (104,655)  $14,965,793
                                                                    ============  ============  ============



NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1995
------------------------------------------------------------------------------------------------------------
                       Column A                         Column B                    Column C
----------------------------------------------------  ------------  ----------------------------------------
                                                                          Initial Cost to Partnership
                                                                    ----------------------------------------
                                                                                 Buildings and
                     Description                      Encumbrances      Land      Improvements      Total
----------------------------------------------------  ------------  ------------  ------------  ------------

Leawood Fountain Plaza Office Complex (24% undivided
  interest), Leawood, Kansas                           $        --   $   318,962   $ 1,991,417   $ 2,310,379
Tower Industrial Building, Mundelein, Illinois                           193,744     1,042,076     1,235,820
Countryside Executive Center, Palatine, Illinois                         623,919     4,302,911     4,926,830
NorthCreek Office Park, Cincinnati, Ohio                                 338,850     4,639,617     4,978,467
Wards Corner Business Center A & B, Cincinnati, Ohio                     199,361     2,784,317     2,983,678
Countryside Executive Center, NorthCreek Office Park
  and Wards Center Business Center A & B                 7,190,000
                                                      ------------  ------------  ------------  ------------
          Total                                        $ 7,190,000   $ 1,674,836   $14,760,338   $16,435,174
                                                      ============  ============  ============  ============
                    Column A                            Column D                    Column E
----------------------------------------------------  ------------  ----------------------------------------
                                                          Costs
                                                       Capitalized            Gross Amount at Which
                                                        Subsequent         Carried at Close of Period
                                                           to       ----------------------------------------
                                                       Acquisition               Buildings and
                  Description                             <F1>          Land      Improvements      Total
----------------------------------------------------  ------------  ------------  ------------  ------------

Leawood Fountain Plaza Office Complex (24% undivided
  interest), Leawood, Kansas                          $  (677,693)   $   318,962  $  1,313,724   $ 1,632,686
Tower Industrial Building, Mundelein, Illinois              2,840        193,744     1,044,916     1,238,660
Countryside Executive Center, Palatine, Illinois       (1,444,287)     1,356,419     2,126,124     3,482,543
NorthCreek Office Park, Cincinnati, Ohio                3,606,915      1,370,100     7,215,282     8,585,382
Wards Corner Business Center A & B, Cincinnati, Ohio    1,519,953        736,051     3,767,580     4,503,631
Countryside Executive Center, NorthCreek Office Park
  and Wards Center Business Center A & B
                                                      ------------  ------------  ------------  ------------
          Total                                       $ 3,007,728    $ 3,975,276   $15,467,626   $19,442,902
                                                      ============  ============  ============  ============








---------------

<F1>  Amounts shown are net of assets written-off and the following writedowns to reflect appraised values:

      Leawood Fountain Plaza Office Complex   $     754,000
      Countryside Executive Center                3,256,000
      NorthCreek Office Park                        484,000
      Wards Corner Business Center A & B            761,000


                     Column A                           Column F      Column G      Column H      Column I
----------------------------------------------------  ------------  ------------  ------------  ------------
                                                                                                   Life on
                                                                                                    Which
                                                                                                Depreciation
                                                                                                  in Latest
                                                                                                    Income
                                                       Accumulated     Date of        Date        Statement
                   Description                        Depreciation  Construction    Acquired     is Computed
----------------------------------------------------  ------------  ------------  ------------  ------------

Leawood Fountain Plaza Office Complex (24% undivided
  interest), Leawood, Kansas                           $   730,928     1982-1983       2/20/85      30 years
Tower Industrial Building, Mundelein, Illinois             341,949          1974       3/20/86      30 years
Countryside Executive Center, Palatine, Illinois         1,051,006          1975      12/16/86      30 years
NorthCreek Office Park, Cincinnati, Ohio                 1,405,984     1984-1986      12/29/86      30 years
Wards Corner Business Center A & B, Cincinnati, Ohio       746,298          1985      12/29/86      30 years
                                                      ------------
          Total                                        $ 4,276,165
                                                      ============
                                                                                                  (Continued)


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------
                                                                        1995          1994          1993
                                                                    ------------  ------------  ------------

(A)  Reconciliation of amounts in Column E:

     Balance at beginning of period                                  $11,935,190  $11,709,165   $12,660,831

     Add:
       Cost of improvements                                              154,049      251,995       603,421
       Acquisition of undivided interests                              7,630,440

     Less:
       Writedown of investment property                                                          (1,506,000)
        Cost of disposals                                                276,777      (25,970)      (49,087)
                                                                    ------------  ------------  ------------
     Balance at end of period                                        $19,442,902  $11,935,190   $11,709,165
                                                                    ============  ============  ============

     Reconciliation of amounts in Column F:

(B)  Balance at beginning period                                     $ 4,131,718  $ 3,728,922   $ 3,326,681

     Add -  Provision during period                                      421,224      428,766       451,328

     Less -  Depreciation on disposals                                   276,777      (25,970)      (49,087)
                                                                    ------------  ------------  ------------
     Balance at end of period                                        $ 4,276,165  $ 4,131,718   $ 3,728,922
                                                                    ============  ============  ============

(C)  The aggregate cost of real estate owned for
     federal income tax purposes                                     $24,697,902  $17,190,190   $16,964,165
                                                                    ============  ============  ============

                                                                                                  (Concluded)